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                                                                    Exhibit 99.1
NORTHWAY FINANCIAL, INC.                        9 Main Street
                                                Berlin, New Hampshire 03570

Contact: Richard P. Orsillo
         Senior Vice President
         and Chief Financial Officer
         603-752-1171                             FOR IMMEDIATE RELEASE

                NORTHWAY FINANCIAL, INC. ANNOUNCES THIRD QUARTER
                     RESULTS AND DECLARES QUARTERLY DIVIDEND

         Berlin, NH, October 25, 2005...Northway Financial, Inc. (the "Company")
(NASDAQ: NWFI) reported net income for the quarter ended September 30, 2005 of $877,000, or $0.58 per share-basic, compared to $977,000, or $0.65 per share-basic, for the same quarter in 2004, a decrease of $100,000 or 10% . Net income for the nine months ended September 30, 2005 was $2,604,000, or $1.73 per share-basic, compared to $2,454,000, or $1.64 per share-basic, for the nine months ended September 30, 2004, an increase of $150,000 or 6% .

         Commenting on the third quarter results, William J. Woodward, President and Chief Executive Officer of the Company, stated:

         "The earnings in the current quarter were significantly impacted by one-time expenses of approximately $475,000 related to the merger on October 1, 2005 of the Pemigewasset National Bank into The Berlin City Bank, and the simultaneous adoption of Northway Bank as the new name of the consolidated Bank.
These expenses included computer conversion costs, legal fees, marketing initiatives, new forms and stationery, and new signage. Management and the Board of Directors are very pleased with this consolidation, which makes Northway Bank one of the largest independent commercial community banks in New Hampshire, serving more than 100,000 customers. The consolidation and name change is the latest in a series of steps that have been taken to increase internal efficiencies, while maintaining a positive banking experience for all Bank customers. Customers and stockholders can rest assured that, while we have a new name, there has been no change in the people staffing our branches, or in the ownership of Northway Bank."

         The Company declared a quarterly dividend on October 25, 2005 of $0.18 per share payable November 9, 2005 to shareholders of record on November 4, 2005.

         Net interest and dividend income for the third quarter of 2005 was $5,835,000 compared to $5,728,000 for the third quarter of 2004, an increase of $107,000. There was no provision for loan losses for the third quarter of 2005, compared to $120,000 for the third quarter of last year. The provision is established based upon a review of the adequacy of the allowance for loan losses. This review includes consideration of, among other factors, the Company's loan loss experience and the Company's decision to terminate indirect auto lending. At September 30, 2005 the allowance for loan losses was 1.13% of total loans, compared to 1.08% at September 30, 2004. Net securities gains for the quarter increased $21,000 to $41,000, compared to $20,000 for the same period last year. Other noninterest income for the quarter decreased $127,000 to $1,296,000 compared to $1,423,000 for the same period last year due primarily to a decrease in gain on loans sold. Other noninterest expense was $5,946,000 for the quarter, compared to $5,567,000 for the same period last year, an increase of $379,000. During the quarter, the Company realized merger related expenses totaling approximately $475,000.

         Net interest and dividend income for the nine months ended September
30, 2005 increased $476,000 to $17,446,000, compared to $16,970,000 for the same period last year. The provision for loan losses for the first nine months of 2005 decreased $315,000 to $75,000, compared to $390,000 for the first nine months of 2004. Securities gains for the first nine months of 2005 decreased
$530,000 to $210,000, compared to $740,000 for the same period last year. Other noninterest income year-to-date increased $146,000 to $3,409,000, compared to $3,263,000 for the same period last year. Other noninterest expense increased
$433,000 to $17,310,000 for the first nine months of 2005, compared to $16,877,000 for the same period last year. Year-to-date, merger related expenses of approximately $542,000 have been recorded.

         At September 30, 2005, the Company had total assets of $631,275,000 compared to $631,143,000 at September 30, 2004. Net loans, including loans held-for-sale, at September 30, 2005 decreased $22,337,000 to $456,514,000, compared to September 30, 2004. Investments, including federal funds sold, at September 30, 2005 increased $22,625,000 to $123,137,000 compared to September
30, 2004. Total deposits were $462,329,000 at September 30, 2005, a decrease of
$3,534,000 compared to September 30, 2004. Total borrowings at September 30,
2005 increased $3,770,000 to $113,025,000 at September 30, 2004. Total
stockholders' equity at September 30, 2005 increased $1,103,000 to $49,967,000 compared to September 30, 2004.

         Northway Financial, Inc., headquartered in Berlin, New Hampshire, is a bank holding company. Through its subsidiary bank, Northway Bank, the Company offers a broad range of financial products and services to individuals, businesses and the public sector from its full service banking offices.

         Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements can be identified by the use of the words "expect," "believe," "estimate," "will" and other expressions which predict or indicate future trends and which do not relate to historical matters.
Forward-looking statements may include, but are not limited to, expectations for impact of new products on noninterest income and expense, projections of revenue, income or loss, and plans related to products or services of the Company and its subsidiaries. Such forward-looking statements are subject to known and unknown risks, uncertainties and contingencies, many of which are beyond the control of the Company. The Company's actual results could differ materially from those projected in the forward-looking statements as the result of, among other factors, changes in interest rates, changes in the securities or financial markets, a deterioration in general economic conditions on a national basis or in the local markets in which the Company operates, including changes in local business conditions resulting in rising unemployment and other circumstances which adversely affect borrowers' ability to service and repay our loans, changes in loan defaults and charge-off rates, reduction in deposit levels necessitating increased borrowing to fund loans and investments, the passing of adverse government regulation, and changes in assumptions used in making such forward-looking statements. These forward-looking statements were based on information, plans and estimates at the date of this press release, and the Company does not promise to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

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                                            Northway Financial, Inc.
                                      Selected Consolidated Financial Data
                                                   (Unaudited)
                             (In thousands, except for ratios and per share amounts)

Period end balance sheet data:                       September 30,
                                              2005                   2004

Total assets                              $  631,275            $  631,143
Loans, net (1)                               456,514               478,851
Investments (2)                              123,137               100,512
Deposits                                     462,329               465,863
Borrowings                                   113,025               109,255
Stockholders' equity                          49,967                48,864

Book value per share                      $    33.37            $    32.59
Tangible book value per share (3)              24.94                 23.48
Leverage ratio                                  8.86%                 8.22%
Shares outstanding                         1,497,174             1,499,574

                                              For the Three Months                     For the Nine Months
                                                 Ended Sept. 30,                         Ended Sept. 30,
Operating results:                          2005                 2004                 2005                 2004
Net interest and dividend income         $ 5,835              $ 5,728              $17,446              $16,970
Securities gains, net                         41                   20                  210                  740
Other noninterest income                   1,296                1,423                3,409                3,263
Loan loss provision                         --                    120                   75                  390
Other noninterest expense                  5,946                5,567               17,310               16,877
Income before tax                          1,226                1,484                3,680                3,706
Income tax expense                           349                  507                1,076                1,252
Net income                               $   877              $   977              $ 2,604              $ 2,454

Earnings per share-basic                 $  0.58              $  0.65              $  1.73              $  1.64
Return on average assets                    0.55%                0.61%                0.56%                0.53%
                                                                                                           0.87%
Return on average equity                    6.85%                8.03%                6.92%                6.79%

(1) Net of unearned income and the allowance for loan losses. Includes loans held-for-sale.
(2) Includes federal funds sold, Federal Home Loan Bank stock, Federal Reserve Bank stock and investment securities available-for-sale.
(3) Includes a deduction of $12,626 and $13,655 for goodwill, core deposit intangible and mortgage servicing assets for 2005 and 2004, respectively.